November 14, 1995

Mr. Joseph M. Grecky
13 Pelham Lane
Ridgefield, Connecticut  06877

Dear Joe:

     This letter serves to confirm payments and benefits and the terms thereof relating to your separation from The Reader's Digest Association, Inc. (the "Company") which will become effective June 30, 1996, subject to the terms set forth below.

     1. You will remain in your position as Senior Vice President, Human Resources of the Company until such time as the Company determines, continue to perform your duties in accordance with the Company's policies and continue to participate in all Company benefits. You will remain on the payroll and receive your bi-weekly salary payment until your separation on June 30, 1996. Upon the Company's determination, you will be relieved of your responsibilities as Senior Vice President and will immediately execute letter of resignations of such offices of the Company and its affiliates as required by the Company.

     2. Subject to the terms of The Reader's Digest Association, Inc. Severance Plan for Senior Management ("Severance Plan"), you are eligible to receive one (1) month's base salary for each full year of continuous service completed prior to termination, subject to appropriate deductions, but in no event less than twelve (12) months base pay - in your case, twelve (12) months. You will also be eligible to receive as severance pay an additional twelve (12) months base salary. For purposes of this Agreement, your base salary is $293,000. The aggregate amount of severance payable (i.e., twenty-four (24) months) shall be paid in 52 equal installments on a bi-weekly basis commencing July 1, 1996 through June 30, 1998 ("Severance Period"). You will also be eligible to receive, as additional severance pay during the Severance Period, an amount equivalent to two (2) years of your Fiscal 1996 Target Award under The Reader's Digest Association, Inc. Management Incentive Plan - in your case, an amount totaling $314,000, payable during the Severance Period; the Company will make one payment of $157,000 no earlier than September 1, 1996 and no later than December 31, 1996 and a second payment of $157,000 between January 1, 1997 and December 31, 1997. As you have requested, both of these payments will be deferred as if they had been made under the terms and conditions of the Company's Deferred Compensation Plan. You will also receive, on or around September 1996, an amount equal to one hundred percent (100%) of your target bonus ($157,000) for Fiscal Year 1996 under the Management Incentive Award.

          As a condition to eligibility for all of the payments set forth in paragraph 2 of this Agreement, you must sign the General Waiver and Release of Claims Form, repay any outstanding advances or loans due the Company and return all Company property. No payment will be made until at least seven (7) days have elapsed following the Company's receipt of your signed General Waiver and Release of Claims Form. Additional information regarding the General Waiver and Release of Claims Form and other severance procedures is attached to this letter.

     3. Pursuant to the terms of The Reader's Digest Association, Inc. Key Employee Long Term Incentive Plans ("Key Employee Plans"), you will receive one hundred percent (100%) of the value of the Performance Units awarded for Fiscal Years 1994-96 (150,000 units), for Fiscal Years 1995-97 (160,000 units) and for Fiscal Years 1996-98 (200,000 units). Payment will be made at the time all awards are made under the Key Employee Plans. Payment of each of these amounts is conditioned upon your execution of the General Waiver and Release of Claims Form.

     4. Pursuant to the Severance Plan, provided you execute the General Waiver and Release of Claims Form, the Company shall pay to you an amount equal to the difference between your monthly retirement benefit payable under The Reader's Digest Association, Inc. Retirement Plan ("RDA Retirement Plan"), the Excess Benefit Retirement Plan of The Reader's Digest Association, Inc. and Executive Retirement Plan of The Reader's Digest Association, Inc. and the amount that would have been payable if your age and aggregate periods of service under those plans included the Severance Period and all base salary and deferred payments described in paragraph 2 of the Agreement. In addition, the Severance Period shall be considered to be additional age and credited service for all purposes (including vesting) under the Executive Retirement Plan. Such amount shall be paid by the Company consistent with the terms of the Severance Plan.

          Commencing 15 years after you commence benefits under the Executive Retirement Plan, the Company will increase your annual retirement benefits under the Executive Retirement Plan by the amount the Executive Retirement Plan payment has been reduced for the Company's payments under the SRBA, subject to and in accordance with the Executive Retirement Plan.

     5. Your medical and/or dental coverage will continue through June 30, 1996. Pursuant to the Severance Plan, effective July 1, 1996, provided you execute the General Waiver and Release of Claims Form, you will be entitled to continued participation in the Company's medical, dental and group term insurance plans for the duration of your severance payments (until June 30, 1998), unless those plans do not so permit. In such event, the Company will arrange to provide you with benefits during that period substantially similar to those you were entitled to receive under such plans immediately prior to your date of termination. For that period, your share of the cost will be automatically deducted from your severance payments. You are eligible for benefits under COBRA (see attached information) for eighteen (18) months following your termination (commencing July 1, 1996). You must make your election regarding COBRA within sixty (60) days of June 30, 1996. Since you are eligible to continue to receive medical and/or dental benefits under this Agreement for the Severance Period, you may choose, of course, not to receive COBRA benefits. Pursuant to the terms of the Severance Plan, effective July 1, 1998, provided you execute the General Waiver and Release of Claims Form, you will be entitled to retiree medical and/or dental benefits substantially similar to those available to retirees under The Reader's Digest Associaiton, Inc. Retiree Medical and Dental Expense Plan.

     6. Provided you execute the General Waiver and Release of Claims Form, pursuant to the Severance Plan, you are eligible for outplacement counseling services for a period of up to one (1) year or reimburse you for clerical/secretarial services in an amount not to exceed $20,000. Please let me know if you are desirous of such services, which will be available to you until the end of the Severance Period.

     7. Provided you execute the General Waiver and Release of Claims Form, you will continue to receive financial counseling services until June 30, 1998, under the identical circumstances and terms as currently provided to you.

     8. Provided you execute the General Waiver and Release of Claims Form, the Company will pay for all regular and usual membership dues and assessments of the Union League Club until June 30, 1998.

     9. Following your separation, you will receive a lump-sum payment reflecting any earned and unused vacation and floating personal days for the period ending June 30, 1996.

     10. You will be eligible for a contribution to The Reader's Digest Association, Inc. Employees Profit-Sharing Plan ("Profit Sharing Plan") and the Company's Profit Sharing Benefit Restoration Plan, both for Plan Year 1996 (based upon your 1996 Plan Year earnings). Your account will be settled on or around September, 1996, based on a June 30, 1996 valuation. All of the preceding is subject to the precise terms of those plans, as are requirements regarding repayment of any outstanding loans to the Profit Sharing Plan.

          Provided you execute the General Waiver and Release of Claims Form, the Company will make cash payments to you in amounts that would have been contributed to your account under the Profit Sharing Plan and the Company's Profit Sharing Benefit Restoration Plan had you been a participant in these plans through June 30, 1998, based upon the severance payments (base salary equivalent only) made to you pursuant to paragraph 2 of this Agreement. The payments shall be made promptly after the contributions, if any, in respect of the Fiscal Years ending June 30, 1997 and 1998 are made to the Profit Sharing Plan.

     11. Your currently outstanding stock options (a) will continue to be exercisable and will continue to vest until June 30, 1998 in accordance with all of the other terms of the applicable stock option grant and the Key Employee Plans, and (b) will vest on July 1, 1998 and continue to be exercisable thereafter as if your employment terminated on that date by reason of Retirement (as defined in the Key Employee Plans).

     12. You are also eligible to receive benefits under your Supplemental Retirement Benefit Agreement executed on August 25,
1988 ("SRBA"), subject to and in accordance with the SRBA's terms.

     13. Any amounts that you have deferred under The Reader's Digest Association, Inc. Deferred Compensation Plan will be paid to you under the terms of that plan; provided, however, the Severance Period shall be considered as part of your employment period for purposes of this plan.

     14. The Company may withhold from any benefits payable under this Agreement all federal, state, local or other applicable taxes as shall be required pursuant to any law or governmental regulation or ruling.

     15. In case of your death while any amounts are still due or payable to you under this Agreement or any other applicable plans, the Company shall pay all such amounts to your designated beneficiary or, if none has been designated, to your estate.

          Please let me know if you need additional information regarding your benefits under the Profit Sharing Plan, The Reader's Digest Employee Stock Purchase Plan, Group Universal Life Insurance, SRBA, RDA Retirement Plan, Excess Benefit Retirement Plan and Executive Retirement Plan.

     The Company expects that you will continue to adhere to all of the Company's policies, practices and procedures, during and following your separation, including but not limited to the Company's Proprietary Information Policy, Code of Conduct and Policy on Insider Trading. Furthermore, without limitation, you should be aware that the benefits set forth in the Severance Plan are subject to all of the terms of the Severance Plan, including but not limited to Section 4.11, which provides as follows:

            "If, without the prior written consent of the Chief Executive Officer, a participant receiving payments or benefits under this Plan shall become a proprietor, director, partner or employee of, or otherwise become connected with any business that is in competition with the Company (other than as a stockholder with a non-substantial interest in any such business), or if he shall commit any criminal act against the Company, or any act that would constitute Cause as defined herein, or if he shall disclose any information likely to be regarded as confidential and relating to the Company's business, or if he shall solicit clients against the interest of the Company or solicits the Company's employees to work for a competitor of the Company, or if he performs any other act which is substantially detrimental to the Company or its employees, including but not limited to disparaging the Company, its senior management or its products, all payments and benefits and all rights of the participant under this Plan shall cease as of the initial date of such conduct. The determination of whether such conduct has occurred shall be in the sole discretion of the Chief Executive
            Officer with the advice of the Senior Vice
            President, Human Resources and the General
            Counsel."

     Joe, please indicate your acceptance of these arrangement by signing and dating the letter below and returning a copy of the letter and executed General Waiver and Release of Claims Form to me no later than November 30, 1995. This letter and the attachments set forth the entire arrangement between you and the Company, shall be governed by and interpreted in accordance with the laws of the State of New York applicable to contracts executed in and to be wholly performed within New York, supersede all prior and written communications and correspondence between you and the Company regarding this matter, and may not be changed except in writing. In all instances, the precise terms of the particular benefit plan and this letter shall govern in the event of an inconsistency between them and the attachments to this letter.

                                        Very truly yours,


                                        Paul A. Soden



Agreed to and Accepted as of       , 1995


Joseph M. Grecky


Date


Attachments:   SEVERANCE PROCEDURES
               GENERAL WAIVER AND RELEASE OF CLAIMS FORM
               SEVERANCE PLAN FOR SENIOR MANAGEMENT
               COBRA INFORMATION